Exhibit (e)(1)

MANAGED MUNICIPAL FUND, INC.
ISI MANAGED MUNICIPAL FUND SHARES

AMENDED AND RESTATED DISTRIBUTION AGREEMENT

AGREEMENT made as of December 11, 2012, by and between MANAGED MUNICIPAL FUND, INC., a Maryland corporation (the "Fund"), and INTERNATIONAL STRATEGY & INVESTMENT GROUP LLC, a Delaware limited liability corporation ("ISI").

W I T N E S S E T H

WHEREAS, the Fund is registered as an open-end, diversified, management investment company under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS, the Fund offers shares of various classes as listed in Appendix A hereto (each such class together with all other classes subsequently established by the Fund being herein referred to as a “Class,” and collectively as the “Classes”); and

WHEREAS, the Fund wishes to appoint ISI as the exclusive distributor of the Classes of shares of the Fund known as the ISI Managed Municipal Fund Shares (the "Shares") and ISI wishes to become the distributor of the Shares; and

WHEREAS, the compensation to ISI hereunder and the payments contemplated by Section 9 of this Agreement constitute the financing of activities intended to result in the sale of Shares, and this Agreement is entered into pursuant to a "written plan" pursuant to Rule 12b-1 under the 1940 Act (the "Plan") allowing the Fund to make such payments.

NOW, THEREFORE, in consideration of the premises herein and of other good and valuable consideration the receipt whereof is hereby acknowledged, the parties hereto agree as follows:

1.         Appointment.  The Fund appoints ISI as the exclusive distributor of the Shares for the period and on the terms set forth in this Agreement. ISI accepts such appointment and agrees to render the services herein set forth for the compensation herein provided.

2.         Delivery of Documents.  The Fund has furnished ISI with copies, properly certified or authenticated, of each of the following:

(a)	The Fund's Articles of Incorporation, filed with the Secretary of State of Maryland on January 5, 1990 and all amendments thereto (the "Articles of Incorporation");

(b)	The Fund's By-Laws and all amendments thereto (such By-Laws, as presently in effect and as they shall from time to time be amended, are herein called the "By-Laws");

(c)	Resolutions of the Fund's Board of Directors authorizing the appointment of ISI as the Fund's Distributor of the Shares and approving this Agreement;

(d)
The Fund's Notification of Registration filed pursuant to Section 8(a) of the 1940 Act on Form N-8A under the 1940 Act, as filed with the Securities and Exchange Commission (the "SEC") on January 8, 1990;

(e)
The Fund's Registration Statement on Form N-1A under the Securities Act of 1933, as amended (the "1933 Act") (File No. 33-32819) and under the 1940 Act as filed with the SEC on January 8, 1990 relating to Shares of the Fund and all amendments thereto; and

(f)	The Fund's most recent prospectus for the Shares (such prospectus and all amendments and supplements thereto are herein called "Prospectus").

The Fund will furnish ISI from time to time with copies, properly certified or authenticated, of all amendments or supplements to the foregoing, if any, and all documents, notices and reports filed with the SEC.

3.         Duties as Distributor.  ISI agrees that all solicitations for subscriptions for Shares shall be made in accordance with the Fund's Articles of Incorporation and By-Laws, and its then current Registration Statement, Prospectus and Statement of Additional Information, and shall not at any time or in any manner violate any provisions of the laws of the United States or of any state or other jurisdiction in which solicitations are then being made.  In carrying out its obligations hereunder, ISI shall undertake the following actions and responsibilities:

(a)
provide to the Fund's Treasurer, at least quarterly, a written report of the amounts expended in connection with all distribution services rendered pursuant to this Agreement, including an explanation of the purposes for which such expenditures were made; and

(b)
take, on behalf of the Fund, all actions deemed necessary to carry into effect the distribution of the Shares and perform such other administrative duties with respect to the Shares as the Fund's Board of Directors may require.

4.         Distribution of Shares.  ISI shall be the exclusive distributor of the Shares. It is mutually understood and agreed that ISI does not undertake to sell all or any specific portion of the Shares. The Fund shall not sell any of the Shares except through ISI and securities dealers who have executed an agency distribution and shareholder servicing agreement with ISI or a sub-distribution agreement by and between ISI and the respective securities dealer. Notwithstanding the provisions of the foregoing sentence the Fund may issue its Shares at their net asset value to any shareholder of the Fund purchasing such Shares with dividends or other cash distributions received from the Fund pursuant to an offer made to all shareholders.

5.         Control by Board of Directors. Any distribution activities undertaken by ISI pursuant to this Agreement, as well as any other activities undertaken by ISI on behalf of the Fund pursuant hereto, shall at all times be subject to any directives of the Board of Directors of the Fund. The Board of Directors may agree, on behalf of the Fund, to amendments to this Agreement, provided that the Fund must obtain prior approval of the shareholders of the Fund to any amendment which would result in a material increase in the amount expended by the Fund.

6.         Compliance with Applicable Requirements. In carrying out its obligations under this Agreement, ISI shall at all times conform to:

(a)	all applicable provisions of the 1940 Act and any rules and regulations adopted thereunder as amended;

(b)	the provisions of the Registration Statement of the Fund under the 1933 Act and the 1940 Act and any amendments and supplements thereto;

(c)	the provisions of the Articles of Incorporation of the Fund;

(d)	the provisions of the By-Laws of the Fund;

(e)	the rules and regulations of the Financial Industry Regulatory Authority (“FINRA”) and all other self-regulatory organizations applicable to the sale of investment company shares; and

(f)	any other applicable provisions of federal and state law.

7.         Expenses. The expenses connected with the Fund shall be allocable between the Fund and ISI as follows:

(a)	ISI shall furnish, at its expense and without cost to the Fund, the services of personnel to the extent that such services are required to carry out their obligations under this Agreement;

(b)
ISI shall bear the expenses of any promotional or sales literature used by ISI or furnished by ISI to purchasers or dealers in connection with the public offering of the Shares, the expenses of advertising in connection with such public offering and all legal expenses in connection with the foregoing; and

(c)
the Fund assumes and shall pay or cause to be paid all other expenses of the Fund, including, without limitation: the fees of the Fund's investment advisor and administrator; the charges and expenses of any registrar, any custodian or depositary appointed by the Fund for the safekeeping of its cash, portfolio securities and other property, and any stock transfer, dividend or accounting agent or agents appointed by the Fund; brokers' commissions chargeable to the Fund in connection with portfolio securities transactions to which the Fund is a party; all taxes, including securities issuance and transfer taxes, and corporate fees payable by the Fund to federal, state or other governmental agencies; the cost and expense of engraving or printing of stock certificates representing Shares; all costs and expenses in connection with maintenance of registration of the Fund and the Shares with the SEC and various states and other jurisdictions (including filing fees and legal fees and disbursements of counsel) except as provided in subparagraph (a) above; the expenses of printing, including typesetting, and distributing prospectuses of the Fund and supplements thereto to the Fund's shareholders; all expenses of shareholders' and directors' meetings and of preparing, printing and mailing of proxy statements and reports to shareholders; fees and travel expenses of directors who are not "interested persons" of the Fund (as defined in the 1940 Act) or members of any advisory board or committee; all expenses incident to the payment of any dividend, distribution, withdrawal or redemption, whether in Shares or in cash; charges and expenses of any outside service used for pricing of the Fund's Shares; charges and expenses of legal counsel, including counsel to the directors who are not "interested persons" of the Fund (as defined in the 1940 Act), and of independent accountants, in connection with any matter relating to the Fund; a portion of membership dues of industry associations; interest payable on Fund borrowings; postage; insurance premiums on property or personnel (including officers and directors) of the Fund which inure to its benefit; extraordinary expenses (including, but not limited to, legal claims and liabilities and litigation costs and any indemnification related thereto); and all other charges and costs of the Fund's operation unless otherwise explicitly provided herein.

8.         Delegation of Responsibilities.  ISI may, but shall be under no duty to, perform services on behalf of the Fund which are not required by this Agreement upon the request of the Fund's Board of Directors. Such services will be performed on behalf of the Fund and ISI's charges in rendering such services may be billed monthly to the Fund, subject to examination by the Fund's independent accountants. Payment or assumption by ISI of any Fund expense that ISI is not required to pay or assume under this Agreement shall not relieve ISI of any of its obligations to the Fund or obligate ISI to pay or assume any similar Fund expense on any subsequent occasions.

9.         Compensation.  For the services to be rendered and the expenses assumed by ISI, the Fund shall pay to ISI, compensation for each Class at the annual rate set forth opposite the name of such Class on Appendix A. Except as hereinafter set forth, continuing compensation under this Agreement shall be calculated and accrued daily and the amounts of the daily accruals shall be paid monthly. If this Agreement becomes effective subsequent to the first day of a month or shall terminate before the last day of a month compensation for the part of the month during which this Agreement is in effect shall be prorated in a manner consistent with the calculations of the fees as set forth above.

10.         Compensation for Servicing Shareholder Accounts.  The Fund acknowledges that ISI may compensate its investment representatives for opening accounts, processing investor letters of transmittal and applications and withdrawal and redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund, and communicating with the Fund and its transfer agent on behalf of the Fund shareholders.

11.         Agency Distribution and Shareholder Servicing Agreement(s) and Sub-Distribution Agreement(s).  ISI may enter into (i) an agency distribution and shareholder servicing agreement in the form attached hereto as Exhibit A with any securities dealer who is registered under the Securities Exchange Act of 1934 and a member in good standing of the FINRA, who may wish to act as a transmitting broker in connection with the proposed offering, or (ii) a sub-

distribution agreement with any securities dealer who is registered under the Securities Exchange Act of 1934 and a member in good standing of the FINRA, who may wish to act as a transmitting broker in connection with the proposed offering.  For processing Fund shareholders' redemption orders, responding to inquiries from Fund shareholders concerning the status of their accounts and the operations of the Fund and communicating with the Fund, its transfer agent and ISI, ISI may pay each such transmitting broker an amount not to exceed that portion of the compensation paid to ISI hereunder that is attributable to accounts of Fund shareholders who are customers of such transmitting broker.

12.        Non-Exclusivity.  The services of ISI to the Fund are not to be deemed exclusive and ISI shall be free to render distribution or other services to others (including other investment companies) and to engage in other activities. It is understood and agreed that directors, officers or employees of ISI may serve as directors or officers of the Fund, and that directors or officers of the Fund may serve as directors, officers and employees of ISI to the extent permitted by law; and that directors, officers and employees of ISI are not prohibited from engaging in any other business activity or from rendering services to any other person, or from serving as partners, directors or officers of any other firm or corporation, including other investment companies.

13.        Term and Approval.  This Agreement shall become effective at the close of business on the date hereof and shall remain in force and effect for an initial term of two years and from year to year thereafter, provided that such continuance is specifically approved at least annually:

(a)	(i)	by the Fund's Board of Directors or

(ii)	by the vote of a majority of the outstanding voting securities (as defined in the 1940 Act), and

(b)
by the affirmative vote of a majority of the directors who are not "interested persons" of the Fund (as defined in the 1940 Act) and do not have a financial interest in the operation of this Agreement, by votes cast in person at a meeting specifically called for such purpose.

14.       Termination.  This Agreement may be terminated at any time, on sixty (60) days' written notice to the other party without the payment of any penalty, (i) by vote of the Fund's Board of Directors, (ii) by vote of a majority of the directors who are not "interested persons" of the Fund (as defined in the 1940 Act) and who do not have a financial interest in the operation of this Agreement, (iii) by vote of a majority of the Fund's outstanding voting securities (as defined in the 1940 Act) or (iv) by ISI. The notice provided for herein may be waived by each party. This Agreement shall automatically terminate in the event of its assignment as defined in the 1940 Act.

15.        Liability.  In the performance of its duties hereunder, ISI shall be obligated to exercise care and diligence and to act in good faith and to use its best efforts within reasonable limits in performing all services provided for under this Agreement, but shall not be liable for any act or omission which does not constitute willful misfeasance, bad faith or negligence on the part of ISI or reckless disregard by ISI of its duties under this Agreement.

16.         Notices.  Any notices under this Agreement shall be in writing, addressed and delivered or mailed postage paid to the other party at such address as such other party may designate for the receipt of such notice. Until further notice to the other parties, it is agreed that for this purpose the address of the Fund and ISI shall be 666 Fifth Avenue, 11th Floor, New York, New York 10103.

17.         Questions of Interpretation. Any question of interpretation of any term or provision of this Agreement having a counterpart in or otherwise derived from a term or provision of the 1940 Act shall be resolved by reference to such term or provision of the 1940 Act and to interpretations thereof, if any, by the United States courts or in the absence of any controlling decision of any such court, by rules, regulations or orders of the SEC issued pursuant to the 1940 Act. In addition, where the effect of a requirement of the 1940 Act reflected in any provision of this Agreement is revised by rule, regulation or order of the SEC, such provision shall be deemed to incorporate the effect of such rule, regulation or order. Otherwise the provisions of this Agreement shall be interpreted in accordance with the laws of Maryland.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in duplicate by their respective officers as of the day and year first above written.

MANAGED MUNICIPAL FUND, INC.
Attest:	/s/ Margaret M. Beeler	By	/s/ R. Alan Medaugh

Name:	Margaret M. Beeler	Name:	R. Alan Medaugh

		Title:	President

INTERNATIONAL STRATEGY & INVESTMENT GROUP LLC

Attest:	/s/ Margaret M. Beeler	By	/s/ Stephen V. Killorin

Name:	Margaret M. Beeler	Name:	Stephen V. Killorin

		Title:	Vice President

APPENDIX A

CLASS	COMPENSATION
Managed Municipal Fund -- A Shares	25% of the average daily net assets invested in the Shares of the Class
Managed Municipal Fund -- I Shares	0.0 % of the average daily net assets invested in the Shares of the Class

EXHIBIT A

ISI FAMILY OF FUNDS
666 5th Avenue
11th Floor
New York, New York 10103

FORM OF AGENCY DISTRIBUTION AND SHAREHOLDER
SERVICING AGREEMENT

[date]

company
address
city, state    zip

Ladies and Gentleman:

International Strategy & Investment Group LLC (ISI Group), a Delaware corporation, serves as distributor (the "Distributor") for the ISI classes of shares (collectively, the "Shares") of the ISI Family of Funds, as listed on Schedule I attached hereto (collectively, the "Funds," individually, a "Fund").  The Funds are open-end investment companies registered under the Investment Company Act of 1940, as amended (the "Investment Company Act").  The Funds offer their Shares to the public in accordance with the terms and conditions contained in the Prospectus for the Shares of the respective Fund. The term "Prospectus" used herein refers to each of the prospectuses for the Shares on file with the Securities and Exchange Commission which are part of the registration statement of the respective Fund under the Securities Act of 1933 (the "Securities Act").  In connection with the foregoing you may serve as a transmitting broker (and, therefore, accept orders for the purchase or redemption of Shares, respond to shareholder inquiries and perform other related functions) on the following terms and conditions:

1.           Transmitting Broker.  You are hereby designated a Participating Dealer and as such are authorized (i) to accept orders for the purchase of Shares and to transmit to the Funds such orders and the payment made therefore, (ii) to accept orders for the redemption of Shares and to transmit to the Funds such orders and all additional material, including any certificates for Shares, as may be required to complete the redemption and (iii) to assist shareholders with the foregoing and other matters relating to their investments in each Fund, in each case subject to the terms and conditions set forth in the Prospectus.  You are to review each ISI Share purchase or redemption order submitted through you or with your assistance for completeness and accuracy.  You further agree to undertake from time to time certain shareholder servicing activities for customers of yours who have purchased Shares and who use your facilities to communicate with the Funds or to effect redemptions or additional purchases of the Shares.

2.           Limitation of Authority.  No person is authorized to make any representations concerning the Funds or the Shares except those contained in the Prospectus and in such printed information as the Distributor may subsequently prepare. No person is authorized to distribute any sales material relating to any Fund without the prior written approval of the Distributor.

3.           Compensation.  You will be entitled to receive that portion of the sales charge allocated to authorized broker-dealers as set forth in the relevant Prospectus and Statement of Additional Information or as may be described in the Compensation Schedule annexed hereto.  To the extent you provide services of the type contemplated by a Fund's (Class') Rule 12b-1 Plan or Shareholder Servicing Plan (each a "Plan"), the Distributor will make payments to you as set forth in that Plan.  See Compensation Schedule annexed hereto.  You acknowledge that the Funds shall have no direct responsibility for any compensation.  Rule 12b-1 payments for a particular Fund are made only upon receipt by the Distributor of Rule 12b-1 payments from the Fund.

4.           Prospectus and Reports.  You agree to comply with the provisions contained in the Securities Act governing the distribution of prospectuses to persons to whom you offer Shares.  You further agree to deliver, upon our request, copies of any amended Prospectus of the relevant Fund to purchasers whose Shares you are holding as record owner and to deliver to such persons copies of the annual and interim reports and proxy solicitation materials of the Funds.  We agree to furnish to you as many copies of each Prospectus, annual and interim reports and proxy solicitation materials as you may reasonably request.

5.           Qualification to Act.  You represent that you are a member in good standing of the Financial Industry Regulatory Authority (“FINRA”).  Your expulsion or suspension from FINRA will automatically terminate this Agreement on the effective date of such expulsion or suspension.  You agree that you will not offer Shares to persons in any jurisdiction in which you may not lawfully make such offer due to the fact that you have not registered under, or are not exempt from, the applicable registration or licensing requirements of such jurisdiction.  You agree that in performing the services under this Agreement, you at all times will comply with the Rules of Fair Practice of FINRA, including, without limitation, the provisions of Section 26 of such Rules.

In the case of any Fund shares sold with a sales load, customers may be entitled to a reduction in sales load on purchases made from a Fund that utilize a letter of intent ("Letter of Intent") in accordance with such Fund's Prospectus. In such case, your dealer reallowance will be paid based upon the reduced sales load, but adjustment to a higher dealer reallowance will be made in accordance with the Prospectus of the applicable Fund to reflect a customer's actual purchases if he or she should fail to fulfill the Letter of Intent. The sales load and/or dealer reallowance may be changed at any time by the Distributor in its sole discretion upon written notice to you.

Subject to and in accordance with the terms of the Prospectus of each Fund sold with a sales load, a reduced sales load may be applicable with respect to customer accounts through a right of accumulation under which customers are permitted to purchase shares of a Fund at the then current public offering price per share applicable to the total of (i) the dollar amount of shares then being purchased plus (ii) an amount equal to the then current net asset value or public offering price originally paid per share, whichever is higher, of the customer(s), combined holdings of the shares of such Fund and of any other open-end registered investment companies as may be permitted by the applicable Fund Prospectus. In such case, you agree to furnish to the transfer agent as such term is defined in the Prospectus of each Fund, sufficient information to permit our confirmation of qualification for a reduced sales load; acceptance of the purchase order is subject to such confirmation.

With respect to Fund shares sold with a sales load, you agree to advise the transfer agent at the time of purchase as to amounts of any and all sales by you qualifying for a reduced sales load.

Exchanges (i.e., the investment of the proceeds from the liquidation of shares of one open-end registered investment company distributed by International Strategy & Investment Group LLC or its affiliates in the shares of another open-end registered investment company distributed by International Strategy & Investment Group LLC or its affiliates) shall, where available, be made subject to and in accordance with the terms of each Fund Prospectus.

6.           Blue Sky.  The Funds have registered an indefinite number of Shares under the Securities Act.  The Funds intend to register or qualify in certain states where registration or qualification is required.  We will inform you as to the states or other jurisdictions in which we believe the Shares have been qualified for sale under, or are exempt from the requirements of, the respective securities laws of such states.  You agree that you will offer Shares to your customers only in those states where such Shares have been registered, qualified, or an exemption is available.  We assume no responsibility or obligation as to your right to sell Shares in any jurisdiction.  We will file with the Department of State in New York a State Notice and a Further State Notice with respect to the Shares, if necessary.

7.           Authority of Funds.  Each Fund shall have full authority to take such action as it deems advisable in respect of all matters pertaining to the offering of Shares, including the right not to accept any order for the purchase of Shares.

8.           Record Keeping.  You will (i) maintain all records required by law to be kept by you relating to transactions in Shares and, upon request by any Fund, promptly make such of these records available to such Fund as such Fund may reasonably request in connection with its operations and (ii) promptly notify such Fund if you experience any difficulty in maintaining the records described in the foregoing clauses n an accurate and complete manner.

9.           Liability.  The Distributor shall be under no liability to you except for lack of good faith and for obligations expressly assumed by it here under.  In carrying out your obligations, you agree to act in good faith and without negligence.  Nothing contained in this Agreement is intended to operate as a waiver by the Distributor or you of compliance with any provision of the Investment Company Act, the Securities Act, the Securities Exchange Act of 1934, as amended, or the rules and regulations promulgated by the Securities and Exchange Commission thereunder.

10.          Termination.  This Agreement may be terminated by either party, without penalty, upon ten days' notice to the other party and shall automatically terminate in the event of its assignment, as defined in the Investment Company Act.  This Agreement may also be terminated at any time for any particular Fund without penalty by the vote of a majority of the members of the Board of Directors of the Fund who are not "interested persons" (as such phrase is defined in the Investment Company Act) and who have no direct or indirect financial interest in the operation of the Distribution Agreement between such Fund and the Distributor or by the vote of a majority of the outstanding voting securities of the Fund.

11.          Communications.  All communications to us should be sent to the above address.  Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

12.          Nonpublic Personal Information. Each party hereto agrees that any Nonpublic Personal Information, as the term is defined in Securities and Exchange Commission Regulation S-P ("Reg S-P"), that may be disclosed by a party hereunder is disclosed for the specific purpose of permitting the other party to perform the services set forth in this Agreement.  Each party agrees that, with respect to such information, it will comply with Reg S-P and any other applicable regulations and that it will not disclose any Non-Public Personal Information received in connection with this Agreement to any other party, except to the extent required to carry out the services set forth in this Agreement or as otherwise permitted by law.

13.          Anti-Money Laundering. You represent, warrant and agree that, to the extent required by law, you will adopt and maintain (A) an anti-money laundering program, (B) customer identification program, (C) procedures for detecting and reporting suspicious activities that could give rise to money laundering, and (D) procedures for notifying us of any activity that would reasonably raise concerns about the existence of money laundering or unlawful activity.

14.          Information Sharing.  You agree to provide the Fund or its designated agent, promptly  upon request, the taxpayer identification number (“TIN”) of all shareholders that purchased, redeemed, transferred, or exchanged Fund shares held through an account with you, and the amount and dates of such shareholder purchases, redemptions, transfers, and exchanges, during the period covered by the request.

You shall use your best efforts to determine, promptly upon the request of the Fund or its designated agent, whether any other person that holds Fund shares through your account is itself a financial intermediary, as defined in  the Rule  (“indirect intermediary”), and , upon further request by the Fund, (A) provide (or arrange to have provided) the information set forth in the preceding paragraph regarding shareholders who hold an account with an indirect intermediary, or (B) restrict or prohibit the indirect intermediary from purchasing, on behalf of itself or other persons, Fund shares.

You agree to transmit the requested information that is on your books and records to the Fund or its designated agent promptly, but in any event not later than ten (10) business days after receipt of a request.

The Fund agrees not to use the information received pursuant to this section for marketing or any other similar purpose without your prior written consent.

You further agree to execute written instructions from the Fund or its designated agent to restrict or prohibit further purchases or exchanges of Fund shares by a shareholder that has been identified by the Fund as having engaged in transactions of Fund shares (directly or indirectly through your account) that violate policies established by the Fund for the purposes of eliminating or reducing any dilution of the value of the outstanding shares issued by the Fund.

Instructions shall include the TIN, if known, and the specific restriction(s) to be executed.  If the TIN is not known, the instructions shall include an equivalent identifying number of the shareholder(s) or account(s) or other agreed upon information to which the instruction relates.

You further agree to execute instructions as soon as reasonably practicable, but not later than five (5) business days after your receipt of the instructions.

For purposes of this section - The term “shareholder” includes a beneficial owner of securities held in nominee name and a participant in a participant-directed employee benefit plan.  The term “written” includes electronic writings and facsimile transmissions. The term “business day” means each day the New York Stock Exchange is open for business.

If the foregoing is in accordance with your understanding of our agreement, please sign and return to us one copy of this agreement.

INTERNATIONAL STRATEGY & INVESTMENT GROUP LLC

(Authorized Signature)

CONFIRMED AND ACCEPTED BY:

Firm Name:
Address:

By:
	(Signature)	(Name Printed)

Date:		Phone Number:

Current Clearing Number:	Clearing Firm Name:

Schedule I

ISI FAMILY OF FUNDS

Compensation Schedule

Blue Sky Information

Funds

CONTACTS

Transfer Agent
The ISI Funds
c/o State Street Transfer Agency
P.O. Box 5493
Boston, MA   02206

Fund Information
ISI GROUP LLC
666 5th Avenue, 11th Floor
New York, NY 10103

Carrie L. Butler
(212) 446 - 5606

Steve Killorin
(212) 446 - 9410